Exhibit 5.1

McLaughlin & Stern, llp

Steven W. Schuster Partner Direct Phone: (212) 448–6216 Direct Fax: (800) 203-1556 E–Mail: sschuster@mclaughlinstern.com	260 Madison Avenue New York, New York 10016 (212) 448–1100 Fax (212) 448–0066	Millbrook Office Franklin Avenue P.O. Box 1369 Millbrook, New York 12545 (845) 677–5700 Fax (845) 677–0097

September 18, 2010

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Asia Cork Inc. (the “Company”)

Gentlemen:

Reference is made to the registration statement (the “Registration Statement”) on Form S-1, registration number 333-164893, filed with the Securities and Exchange Commission by the Company.

We hereby advise you that we have examined originals or copies certified to our satisfaction of (i) the Amended and Restated Certificate of Incorporation, the Certificate of Designation and the By-Laws of the Company, (ii) minutes of the meetings of the Board of Directors and Shareholders of the Company and (iii) all relevant agreements, documents and instruments executed by the Company in connection with the Distribution.  We have also made such examination of law as we have deemed appropriate as the basis for the opinions hereinafter expressed.

Based on the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

2.	The 1,250,000 units (the “Units”) issuable in connection with the offering contemplated by the Registration Statement (the “Offering”) have been duly and validly authorized and issued.

3.	The 1,250,000 shares of common stock included in the Units will be duly and validly authorized and issued upon their issuance.

4.	The 1,250,000 warrants (the “Warrants”) included in the Units will be duly and validly authorized and issued upon their issuance.

5.	The 1,250,000 shares of common stock issuable upon exercise of the Warrants will be duly and validly authorized and issued upon their issuance.

6.	The 125,000 warrants issuable to the underwriter (the “Underwriter’s Warrants”) to purchase Units in connection with the Offering have been duly and validly authorized and issued.

7.	The 125,000 shares of common stock included in the Underwriter’s Warrants will beduly and validly authorized and issued upon their issuance.

8.	The 125,000 warrants included in the Underwriter’s Warrants will be duly and validlyauthorized and issued upon their issuance.

9.	The 201,723 shares of common stock issuable upon conversion of the promissory notes by the selling stockholders will be duly and validly authorized and issued upon their issuance.

10.	The 107,692 shares of common stock issuable upon exercise of the warrants by the selling stockholders will be duly and validly authorized and issued upon their issuance.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of such Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

MCLAUGHLIN & STERN, LLP

By:  /s/ Steven W. Schuster
Steven W. Schuster, Partner